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                                                                     EXHIBIT 2.2

                             STOCK OPTION AGREEMENT


        This STOCK OPTION AGREEMENT dated as of January 10, 2001 (the "Agreement"), by and between Fritz Companies, Inc., a Delaware corporation ("Issuer"), and United Parcel Service, Inc., a Delaware corporation ("Grantee").

                                WITNESSETH THAT:

               WHEREAS, Issuer and Grantee have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of a subsidiary of Grantee with and into Issuer, with Issuer being the surviving corporation in the Merger as a direct and wholly owned subsidiary of Grantee; and

               WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

               1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 3,707,609 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $.01 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to the lower of (1) 0.2 multiplied by the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Grantee Class B common stock, par value $0.01 per share, on the New York Stock Exchange, as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for the 10 trading days immediately preceding the Notice Date (as defined below) and (2) the average closing price per share of Issuer Common Stock (as determined under Section 6(c)) for the 10 trading day period ending on the date that is two trading days prior to the first date on which an Acquisition Proposal shall have been publicly made or shall have otherwise become publicly known or any person shall have publicly announced an intention to make an Acquisition Proposal (as adjusted as set forth herein).

               2. Exercise of Option. (a) Grantee may exercise the Option, in whole but not in part, at any time, subject to the provisions of Section 2(c), after the occurrence of any event as a result of which Grantee is entitled to receive the Termination Fee pursuant to Section 8.2(b) or (c) of the Merger Agreement (a "Purchase Event"); provided, however, that (i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) nine months after the first occurrence of a Purchase Event and (C) termination of the Merger Agreement in

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accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of clause (C), Grantee may receive a Termination Fee in connection with or following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) nine months following the time such Termination Fee becomes payable and (y) the expiration of the period in which Grantee has such right to receive a Termination Fee, and
(ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any other consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares to Grantee illegal (the "Regulatory Approvals"). Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and such termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such date. Issuer agrees to use its commercially reasonable efforts to obtain all necessary Regulatory Approvals in order to permit the purchase of the Option Shares.

               (b) If Grantee is entitled to and wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect which Exercise Notice also specifies the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 6(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date (the "Option Closing Date"), subject to the following sentence, not earlier than seven trading days nor later than 20 trading days from the Notice Date for the closing of such purchase (the "Option Closing"). The Option Closing will be at such location and time in Atlanta, Georgia as the Grantee shall specify on the Option Closing Date or at such later date as may be necessary as provided in Section 2(c).

               (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance.

               If (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option

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Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

               3. Payment and Delivery of Certificates. (a) At the Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at the Option Closing plus the amount of any transfer, stamp or other similar taxes or charges imposed in connection therewith.

               (b) At the Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at the Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except for any encumbrances arising hereunder.

               (c) Certificates for the Option Shares delivered at the Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF JANUARY ____, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF FRITZ COMPANIES, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

               4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

                (a) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any

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        required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, (except for any encumbrances arising hereunder), including without limitation any preemptive rights of any stockholder of Issuer.

               5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

               6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Without limiting the parties' relative rights and obligations under the Merger Agreement, if the number of outstanding shares of Issuer Common Stock increases or decreases after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option will be adjusted so that it equals 10.1% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

               (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, if Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the

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consummation of such merger will, after such merger, represent less than 90% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments to preserve the full value of the Option.

               (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price, for the 10 trading days commencing on the 12th trading day immediately preceding the Option Closing Date, per share of Issuer Common Stock as reported on The New York Stock Exchange, Inc. (or, if not listed on The New York Stock Exchange, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) (the "Closing Price") and (ii) the Purchase Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

               7. Registration Rights. (a) Issuer will, if requested by Grantee in writing at any time and from time to time within two years of the exercise of the Option, promptly prepare and file one registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares or securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its reasonable best efforts to qualify such shares or other securities under any applicable state securities laws. Issuer will use commercially reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 120 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely

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affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this
Section 7, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 7; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will first reduce the shares requested to be included therein by Grantee before reducing any other shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 7, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

               If a requested registration pursuant to this Section 7(a) involves an underwritten offering, the underwriter or underwriters thereof shall be a nationally recognized firm or firms selected by Grantee, and reasonably acceptable to Issuer.

               (b) Notwithstanding Section 7(a), if Issuer receives a written request (the "Registration Notice") from Grantee requesting that Issuer register any or all shares or securities that have been acquired by Grantee upon exercise of the Option (the "Registrable Securities"), Issuer will thereupon have the option exercisable by written notice delivered to Grantee within ten trading days after receipt of the Registration Notice, to purchase all or any part of the Registrable Securities for cash at a price (the "Section 7b Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of Issuer Common Stock on The New York Stock Exchange (or any other national securities exchange or national securities quotation system on which the shares of Issuer Common Stock are then listed or quoted) for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by Issuer hereunder will take place at a closing to be held at the principal executive offices of Issuer or its counsel at any reasonable date and time designated by Issuer in such notice within ten trading days after delivery of such notice. At the time of such closing, Issuer shall deliver to Grantee an amount equal to the
Section 7b Price in immediately available funds as consideration for the purchase of the applicable Registrable Securities.

               8. Quotation. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then quoted on The New York Stock Exchange (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to have the shares of Issuer Common Stock or other

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securities to be acquired upon exercise of the Option quoted on The New York
Stock Exchange (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such quotation as promptly as practicable.

               9. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancelation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

               10. Miscellaneous. (a) Expenses. Except as provided in Section 7, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own counsel, accountants, investment bankers, experts and consultants incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

               (b) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               (c) Extension; Waiver; Consent. The parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations contained herein or in any document delivered pursuant hereto and (iii) waive compliance with or give a consent under any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension, waiver or consent shall be valid only if set forth in a written instrument signed on behalf of such party in its sole discretion. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

               (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreement (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) are not intended to and shall not confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

               (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

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               (f) Notices. All notices and other communications hereunder shall be sent in the manner and to the addresses set forth in the Merger Agreement.

               (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

               (i) Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties will be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

               (j) Submission to Jurisdiction; Waivers. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of or under or relates to this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action, suit or proceeding arising out of or under or relating to this Agreement or any of the transactions contemplated hereby, in any court other than any Delaware state court or any Federal court located in the State of Delaware and (d) waives any right to trial by jury with respect to any action, suit or proceeding arising out of or under or relating to this Agreement or any of the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or under or relating to this Agreement or any of the transactions contemplated hereby in any Delaware state court or any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

               (k) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of


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the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent.

               (l) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

               (m) Limitation on Profit. (i) Notwithstanding any other provision hereof, in no event shall the Grantee's Total Profit (as defined herein) exceed in the aggregate $22.5 million (the "Maximum Amount") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either: (A) reduce the number of shares of Issuer Common Stock subject to this Option; (B) deliver to the Issuer for cancellation Option Shares (or other securities into which such Option Shares are converted or exchanged) previously purchased by Grantee;
(C) pay cash to the Issuer; or (D) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed the Maximum Amount taking into account the foregoing actions.

               (ii) Notwithstanding any other provision hereof, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which would exceed the Maximum Amount and, if exercise of the Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 10(m)(i) above) (A) reduce the number of Shares subject to the Option or (B) increase the Purchase Price for that number of Option Shares for which the Option is being exercised so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

               (iii) As used herein, the term "Total Profit" shall mean (A) the aggregate amount (before taxes) of the following: (w) any amounts received by Grantee pursuant to exercise of its Cash-Out Right, plus (x) any Section 7b Price received by Grantee pursuant to Section 7(b) hereof with respect to Registrable Securities, less the Grantee's Purchase Price for such Registrable Securities, plus (y) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less the Grantee's Purchase Price for such Option Shares, plus (z) any Termination Fee paid by Issuer and received by Grantee pursuant to
        Section 8.2(b) or (c) of the Merger Agreement, minus (B) the amount of any cash previously paid by Grantee to Issuer pursuant to this Section 10 plus the value of the Option Shares (or other securities into which such Option Shares are converted or exchanged) previously delivered by Grantee to Issuer for cancellation pursuant to this Section 10(m).

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               (iv) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposal assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price (less customary brokerage commissions) for shares of Issuer Common Stock as of the close of business of the preceding trading day on The New York Stock Exchange (or any other national securities exchange or national securities quotation system on which the shares of Issuer Common Stock are then listed or quoted).

               (v) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any Termination Fee provided for in Section 8.2(b) or (c) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Amount following receipt of such payment, Grantee shall be obligated to promptly comply with the terms of this Section 10(m).

               (vi) For purposes of Section 10(m)(i) and clause (A) of Section 10(m)(iii), the value of any Option Shares (or other securities into which such Option Shares are converted or exchanged) delivered by Grantee to Issuer shall be the Closing Price of such Option Shares.

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               IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                            FRITZ COMPANIES, INC.

                                            By: /s/ LYNN C. FRITZ
                                               ---------------------------------
                                                  Name:   Lynn C. Fritz
                                                  Title:  Chairman of the Board


                                            UNITED PARCEL SERVICE, INC.

                                            By: /s/ THOMAS W. DELBROOK
                                               ---------------------------------
                                                  Name:  Thomas W. Delbrook
                                                  Title:  Assistant Treasurer


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